Filed pursuant to Rule 424(b)(3)
File No. 333-81252

PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated April 23, 2002)

$810,750,000

SUPERVALU INC.

Liquid Yield Option™ Notes due 2031
(Zero Coupon-Senior) and Common Stock
Issuable Upon Conversion of the LYONs

This prospectus supplement relates to the resale by the holders of our LYONs and the shares of our common stock issuable upon conversion of the LYONs.

You should read this prospectus supplement no. 3 together with the prior prospectus supplements and prospectus dated April 23, 2002, which are to be delivered with this prospectus supplement. The terms of the LYONs are set forth in the prospectus.

The table below sets forth additional and updated information concerning beneficial ownership of the LYONs and supplements and amends the table appearing under “Selling Securityholders” beginning on page 34 of the prospectus. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding the selling securityholder supersedes the information in the prospectus. We have prepared this table based on information given to us by the selling securityholders listed below prior to the date hereof.

Name	Principal Amount At Maturity of LYONs That May Be Sold	Percentage of LYONs Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	$17,000	*	163	*
1976 Distribution Trust FBO Jane A. Lauder	33,000	*	318	*
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	16,000	*	154	*
Allentown City Firefighters Pension Plan	54,000	*	520	*
Allentown City Officers & Employees Pension Fund	19,000	*	183	*
Allentown City Police Pension Plan	102,000	*	983	*
American Motorist Insurance Company	1,292,000	*	12,459	*
Arapahoe County Colorado	126,000	*	1,215	*
British Virgin Islands Social Security Board	182,000	*	1,755	*

Name	Principal Amount At Maturity of LYONs That May Be Sold	Percentage of LYONs Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)
City of New Orleans	518,000	*	4,995	*
City University of New York	310,000	*	2,989	*
Georgia Municipal Employee Benefit System	5,000,000	*	48,217	*
Grady Hospital Foundation	273,000	*	2,632	*
Independence Blue Cross	1,855,000	*	17,888	*
Local Initiatives Support Corporation	123,000	*	1,186	*
McMahan Securities Co. L.P.	600,000	*	5,786	*
Merrill Lynch Insurance Group	641,000	*	6,181	*
Municipal Employees	463,000	*	4,464	*
Nabisco Holdings	69,000	*	665	*
New Orleans Firefighters Pension/Relief Fund	280,000	*	2,700	*
Occidental Petroleum Corporation	523,000	*	5,043	*
Ohio Bureau of Workers Compensation	757,000	*	7,300	*
Policeman and Firemen Retirement System of the City of Detroit	1,280,000	*	12,343	*
Pro-mutual	1,535,000	*	14,802	*
RJR Reynolds	207,000	*	1,996	*
Shell Pension Trust	1,233,000	*	11,890	*
State of Maryland Retirement Agency	6,634,000	*	63,974	*
The Grable Foundation	243,000	*	2,343	*
Trustmark Insurance Company	715,000	*	6,895	*

*	Less than 1%
(1)
Assumes conversion of all of the holder’s LYONs at a conversion rate of 9.6434 shares of common stock per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment as described under “Description Of LYONs – Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2)
Calculated based on 133,617,695 shares of common stock outstanding as of April 12, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s LYONs, but we did not assume conversion of any other holder’s LYONs.

Investing in the LYONs involves risks that are described in “Risk Factors Relating to the LYONs” beginning on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 7, 2002

™	Trademark of Merrill Lynch & Co., Inc.

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